                                                                  EXHIBIT 12


                       ANHEUSER-BUSCH COMPANIES, INC.

                     RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's ratio of earnings to fixed charges, on a consolidated basis for the periods indicated ($ in millions).

                                                        2003          2002          2001           2000         1999
                                               ----------------------------------------------------------------------
Earnings
--------

Consolidated pretax income                          $2,824.3      $2,623.6      $2,377.6       $2,179.9     $2,007.6

Dividends received from equity investees               169.2          46.7          25.8           23.9          2.9

Net interest capitalized                                 3.3          10.8           1.0           (5.6)         9.8

Fixed charges                                          442.6         406.8         402.8          385.1        343.8
                                               ----------------------------------------------------------------------
         Adjusted earnings                          $3,439.4      $3,087.9      $2,807.2       $2,583.3     $2,364.1
                                               ----------------------------------------------------------------------


Fixed Charges
-------------

Interest expense                                      $401.5        $368.7        $361.2         $348.2       $307.8

Interest portion of rent expense (1)                    36.3          34.1          37.9           33.2         32.2

Amortization of deferred debt issuance costs             4.8           4.0           3.7            3.7          3.8
                                               ----------------------------------------------------------------------
         Total fixed charges                          $442.6        $406.8        $402.8         $385.1       $343.8
                                               ----------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                       7.8           7.6           7.0 (2)        6.7          6.9
                                               ======================================================================


(1) The interest portion of rent expense is calculated as one-third of total rents paid.

(2) The ratio for 2001 includes the gain from the sale of SeaWorld Cleveland, which increased consolidated pretax income by $17.8 million. Excluding this one-time gain, the ratio would have been 6.9.